Exhibit 99.1

Foundation HealthCare Reports

First Quarter 2014 Financial Results

OKLAHOMA CITY, OK—(May 15, 2014) – Foundation Healthcare, Inc. (OTC Markets: FDNH), which focuses on the development and management of surgical hospitals and related ancillary services, today reported financial results for the quarter ended March 31, 2014.

Highlights include:

•	Revenue of $22.1 million for the quarter; an 18% increase from the first quarter of 2013
•	Adjusted EBITDA of $0.9 million for the 2014 first quarter compared to $0.2 million in the first quarter of 2013
•	Cash on hand of $4.0 million as of March 31, 2014

“Although the first quarter of 2014 was negatively impacted by severe weather at several of our facilities, we are pleased to announce an 18% increase in revenue for the first quarter 2014 when compared to first quarter 2013. We continue to focus on growing surgical volumes at our existing hospitals as well as look for opportunities to take controlling positions in our minority-owned hospitals as well as new hospital investment opportunities,” stated Stanton Nelson, CEO of Foundation Healthcare, Inc.

“In addition to growing volumes at our existing hospitals, we are actively pursuing opportunities to add ancillary services through hospital outpatient departments (HOPD) at our hospitals including outpatient surgery centers, imaging, oncology and pain management,” added Mr. Nelson.

First Quarter 2014 Financial Results:

Net revenues in the first quarter of 2014 were $22.1 million, up from $18.7 million in the first quarter of 2013. Our net revenues are composed of patient services, management fees from affiliates, equity in earnings of affiliates and other revenue less our provision for doubtful accounts. Patient services revenue increased $3.6 million, or 23%, to $19.5 million during the three months ended March 31, 2014 compared with $15.9 million in the first quarter of 2013. The increase was primarily due to:

•	An increase in both outpatient surgical cases and inpatient spine cases resulted in an increase in patient service revenue of $1.5 million at EEPMC and;
•	An increase in surgical case volume and the average reimbursement per surgical case at Foundation Bariatric Hospital of San Antonio (“FBH SA”) which was driven by an increase in spine and orthopedic cases resulted in an increase in patient services revenue of $2.1 million.

Operating expenses increased $3.7 million or 19% to $23.4 million from $19.7 million during the three months ended March 31, 2014, compared with the first quarter of 2013. The increase in other operating expenses was primarily due to stock compensation expense, expenses associated with the legacy Graymark Healthcare, Inc. business that are not included in the first quarter of 2013, increased supply costs related to higher surgical volume and increased legal and professional fees.

Our operations resulted in a net loss attributable to Foundation Healthcare common stock of $1.9 million during the first quarter of 2014, compared to net loss of $0.3 million during the first quarter of 2013.

Adjusted EBITDA was $893,973 for the 2014 first quarter compared to $151,190 in the first quarter of 2013.

As of March 31, 2014, cash and cash equivalents totaled $4.0 million, compared to $4.2 million at December 31, 2013.

Conference Call

Foundation’s CEO Stanton Nelson, along with Tom Michaud, Chairman of the Board and Mark Kidd, CFO will host a conference call today, followed by a question and answer period.

Date: Thursday, May 15th

Time: 4:30 p.m. Eastern time

Dial-In Number: (866) 515-2909

The conference call will be broadcast live at the investor relations section of the Company’s website at www.fdnh.com. Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. In addition, the replay will be available after the call at same website link above or by calling (866) 515-2909 using passcode: 84943344.

About Foundation Healthcare

Headquartered in Oklahoma City, Okla., Foundation Healthcare, Inc. (OTCQB: FDNH) focuses on the development and management of surgical hospitals and the inclusion of ancillary service lines. These additional service lines, such as hyperbarics, sleep labs, intraoperative monitoring, imaging and robotic surgery, truly make the Foundation specialty hospital environment unique.

The Company is also an industry leading ASC management and development company focused on partnering with physicians and employees to create an outstanding patient experience, while maximizing partner and shareholder value. The Company is a leader in offering turnkey management and development solutions for physician partners, as well as creating an optimal experience for the patients we serve. For more information, visit www.fdnh.com.

Reg G disclaimer – reconciling GAAP Net Income with EBITDA and Adjusted EBITDA

Foundation is providing EBITDA information, which is defined as net income plus interest, income taxes, depreciation and amortization expense and earnings or losses from discontinued operations, and Adjusted EBITDA which is defined as EBITDA plus impairment charges minus extraordinary gain, net of tax. EBITDA and Adjusted EBITDA are a compliment to our GAAP results. EBITDA and Adjusted EBITDA are commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. EBITDA and Adjusted EBITDA are not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing our financial performance. EBITDA and Adjusted EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in the news release in the accompanying tables. Since EBITDA and Adjusted EBITDA are not a measure determined in accordance with GAAP and is susceptible to varying calculations, EBITDA, and Adjusted EBITDA as presented, may not be comparable to other similarly titled measures of other companies.

Important Cautions Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on the Company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the Company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the risk that Company will be unable to refinance a majority of its debt, maintain enough liquidity to execute its business plan, continue as a going concern and other risks including those enumerated and described in the Company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Company Contact:

Foundation Healthcare, Inc.

Stanton Nelson

Chief Executive Officer

Tel 405-608-1703

FOUNDATION HEALTHCARE, INC.

Reconciliation of Loss from Continuing Operations to EBITDA from Continuing Operations

For the Three Months Ended March 31, 2014 and 2013

(Unaudited)

	2014	2013
Loss from continuing operations, net of taxes	$(1,005,193)	$(1,431,766)

EBITDA adjustments:
Plus: Interest expense, net	496,121	466,669
Plus: Provision (benefit) for income taxes	(852,005)	—
Plus: Depreciation and amortization	1,466,268	1,116,687

Total EBITDA adjustments	1,110,384	1,583,356

EBITDA from continuing operations	$105,191	$151,590

EBITDA from continuing operations	$105,191	$151,590
Adjusted EBITDA adjustment:
Plus: Stock compensation	788,782	—

Total Adjusted EBITDA adjustments	788,782	—

Adjusted EBITDA	$893,973	$151,590

FOUNDATION HEALTHCARE, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$3,958,742	$4,212,076
Accounts receivable, net of allowances for doubtful accounts of $2,536,980 and $4,778,915, respectively	12,655,299	12,755,642
Receivables from affiliates	854,987	848,002
Supplies inventories	1,940,870	1,931,142
Prepaid and other current assets	4,805,921	4,302,885
Current assets from discontinued operations	199,032	518,629

Total current assets	24,414,851	24,568,376

Property and equipment, net	11,479,697	12,073,986
Equity method investments in affiliates	5,600,880	5,699,093
Intangible assets, net	10,624,754	11,138,621
Goodwill	973,927	973,927
Other assets	226,784	244,598
Other assets from discontinued operations	513,379	576,228

Total assets	$53,834,272	$55,274,829

LIABILITIES, PREFERRED NONCONTROLLING INTEREST AND SHAREHOLDERS’ DEFICIT
Liabilities:
Accounts payable	$10,627,288	$11,648,987
Accrued liabilities	5,148,921	4,114,915
Preferred noncontrolling interests dividends payable	121,878	195,411
Short term debt	6,183,610	5,664,827
Current portion of long-term debt	10,592,445	7,919,179
Other current liabilities	3,031,628	4,391,587
Current liabilities from discontinued operations	5,507,982	5,620,697

Total current liabilities	41,213,752	39,555,603

Long-term debt, net of current portion	5,988,737	10,031,732
Other liabilities	15,112,635	12,255,809
Other liabilities from discontinued operations	—	9,969

Total liabilities	62,315,124	61,853,113
Preferred noncontrolling interest	8,700,000	8,700,000
Commitments and contingencies (Note 9)
Foundation Healthcare shareholders’ deficit:
Preferred stock $0.0001 par value, 10,000,000 authorized; no shares issued and outstanding	—	—
Common stock $0.0001 par value, 500,000,000 shares authorized; 171,323,381 and 163,834,886 issued and outstanding, respectively	17,132	16,383
Paid-in capital	18,759,152	18,241,756
Accumulated deficit	(37,066,821)	(35,171,315)

Total Foundation Healthcare shareholders’ deficit	(18,290,537)	(16,913,176)
Noncontrolling interests	1,109,685	1,634,892

Total deficit	(17,180,852)	(15,278,284)

Total liabilities, preferred noncontrolling interest and shareholders’ deficit	$53,834,272	$55,274,829

FOUNDATION HEALTHCARE, INC.

Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2014 and 2013

(Unaudited)

	2014	2013
Net Revenues:
Patient services	$19,513,483	$15,860,660
Management fees from affiliates	1,269,306	1,738,228
Equity in earnings of affiliates	527,083	1,216,715
Other revenue	1,118,326	474,889
Provision for doubtful accounts	(361,517)	(636,851)

Revenues	22,066,681	18,653,641

Operating Expenses:
Salaries and benefits	7,977,419	6,338,097
Supplies	4,941,370	4,500,940
Other operating expenses	9,042,701	7,756,021
Depreciation and amortization	1,466,268	1,116,687

Total operating expenses	23,427,758	19,711,745

Other Income (Expense):
Interest expense, net	(496,121)	(466,669)
Other income	—	93,007

Net other (expense)	(496,121)	(373,662)

Income (loss) from continuing operations, before taxes	(1,857,198)	(1,431,766)
Benefit for income taxes	852,005	—

Income (loss) from continuing operations, net of taxes	(1,005,193)	(1,431,766)
Loss from discontinued operations, net of tax	(312,323)	—

Net income (loss)	(1,317,516)	(1,431,766)
Less: Net income attributable to noncontrolling interests	384,921	(1,092,031)

Net income (loss) attributable to Foundation Healthcare	(1,702,437)	(339,735)
Preferred noncontrolling interests dividends	(193,069)	—

Net income (loss) attributable to Foundation Healthcare common stock	$(1,895,506)	$(339,735)

Earnings per common share (basic and diluted):
Net income (loss) attributable to continuing operations attributable to Foundation Healthcare common stock	$(0.01)	$(0.00)
Loss from discontinued operations, net of tax	(0.00)	—

Net income (loss) per share, attributable to Foundation Healthcare common stock	$(0.01)	$(0.00)

Weighted average number of common and diluted shares outstanding	167,329,517	162,523,276

FOUNDATION HEALTHCARE, INC.

Condensed Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2014 and 2013

(Unaudited)

	2014	2013
Operating activities:
Net income (loss)	$(1,317,516)	$(1,431,766)
Less: Loss from discontinued operations, net of tax	(312,323)	—

Income (loss) from continuing operations	(1,005,193)	(1,431,766)
Adjustments to reconcile loss from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	1,466,268	1,116,687
Stock-based compensation, net of cashless vesting	518,145	—
Provision for doubtful accounts	361,517	636,851
Equity in earnings of affiliates	(527,083)	(1,216,715)
Changes in assets and liabilities –
Accounts receivable, net of provision for doubtful accounts	(261,174)	(2,111,768)
Receivables from affiliates	(6,985)	(35,691)
Supplies Inventories	(9,728)	38,020
Prepaid and other current assets	(503,036)	(246,902)
Other assets	17,814	—
Accounts payable	(1,021,699)	(1,437,536)
Accrued liabilities	1,034,006	3,286,995
Other current liabilities	(1,359,959)	30,000
Other liabilities	2,856,826	(3,905)

Net cash provided by (used in) operating activities from continuing operations	1,559,719	(1,375,730)
Net cash provided by operating activities from discontinued operations	76,726	—

Net cash provided by (used in) operating activities	1,636,445	(1,375,730)

Investing activities:
Purchase of property and equipment	(358,112)	(2,612,598)
Distributions from affiliates	625,296	1,266,100

Net cash provided by (used in) investing activities from continuing operations	267,184	(1,346,498)
Net cash provided by investing activities from discontinued operations	—	—

Net cash provided by (used in) investing activities	267,184	(1,346,498)

Financing activities:
Debt proceeds	$767,923	$3,431,211
Debt payments	(1,618,869)	(1,383,326)
Preferred noncontrolling interests dividends	(266,602)	(424,594)
Distributions to noncontrolling interests	(910,128)	(37,444)
Distributions to member	—	(377,930)

Net cash provided by (used in) financing activities from continuing operations	(2,027,676)	1,207,917
Net cash (used in) financing activities from discontinued operations	(129,287)	—

Net cash provided by (used in) financing activities	(2,156,963)	1,207,917

Net change in cash and cash equivalents	(253,334)	(1,514,311)
Cash and cash equivalents at beginning of period	4,212,076	3,037,067

Cash and cash equivalents at end of period	$3,958,742	$1,522,756

Cash Paid for Interest and Income Taxes:
Interest expense	$504,509	$443,709

Interest expense, discontinued operations	$62,234	$—

Income taxes, continuing operations	$1,950,000	$—